INSTIL BIO, INC. INSIDER TRADING AND WINDOW PERIOD POLICY AMENDED MARCH 3, 2025 I. INTRODUCTION This policy determines acceptable transactions in the securities of Instil Bio, Inc. (the “Company”) by our employees, directors and consultants, and the employees, directors and consultants of our subsidiaries. During the course of your employment, directorship or consultancy with the Company or a subsidiary thereof, you may receive important information that is not yet publicly available about the Company or about other publicly-traded companies with which the Company has business dealings (“inside information”). Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly-traded company, or to disclose such information to a third party who does so profit (a “tippee”). II. INSIDER TRADING POLICY A. Securities Transactions. Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under the Company’s employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions. B. Inside Information. As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes gifts, engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

2. Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated: 1. financial results or forecasts; 2. communications with government agencies, such as the FDA; 3. strategic plans; 4. discovery and development of new product candidates and new technology; 5. details or results of clinical trials of the Company’s product candidates; 6. significant changes or developments in suppliers; 7. acquisitions or dispositions of assets, divisions, companies, etc.; 8. pending public or private sales of debt or equity securities; 9. declaration of stock splits, dividends or changes in dividend policy; 10. major contract awards or cancellations; 11. significant regulatory or legislative developments; 12. major new drugs, processes or services, or many developments related to the same; 13. top management or control changes; 14. possible tender offers or proxy fights; 15. significant writeoffs; 16. actual or threatened significant litigation, or the resolution of such litigation; 17. impending bankruptcy of the Company or its key collaborators or partners; 18. gain or loss of significant partners, customers or suppliers; 19. pricing changes or discount policies; 20. establishment of or developments related to corporate partner relationships, strategic partnerships, joint ventures or other collaborations; and 21. notice of issuance of patents. For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow

3. the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday. III. STOCK TRADING BY DIRECTORS, OFFICERS, EMPLOYEES AND CONSULTANTS Because the officers and directors and certain members of management of the Company are the most visible to the public and are most likely, in the view of the public, to possess inside information about the Company, we require them to do more than refrain from insider trading and require that they notify, and receive approval from, a Clearing Officer (as defined below) prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. We also require that employees, directors and consultants limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly and annual financial results. A. Covered Insiders. The provisions outlined in this stock trading policy apply to all directors, officers, employees and consultants of the Company and its subsidiaries. Generally, any entities or family members whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions. B. Window Period. Generally, except as set forth in this paragraph III.B and in paragraph III.C of this policy, directors, officers, employees and consultants may buy, sell or gift securities of the Company only during a “window period” that opens after two full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results and closes after the close of trading on the last trading day one week before the end of the quarter. This window period may be closed early or may not open if, in the judgment of the Company’s Chief Executive Officer, Chief Compliance Officer or Chief Financial Officer, there exists undisclosed information that would make trades inappropriate. It is important to note that the fact that the window period has closed early or has not opened should be considered inside information. An employee, director or consultant who believes that special circumstances require him or her to trade outside the window period should consult with a Clearing Officer. Permission to trade outside the window period will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned. C. Exceptions to Window Period. 1. Option Exercises. Directors, officers, employees and consultants may exercise options for cash granted under the Company’s stock option plans without restriction to any particular period. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options is subject to all provisions of this policy. 2. 10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director, employee or consultant (a “Trading Plan”) that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be made

4. without restriction to any particular period provided that (i) the Trading Plan complies with any Rule 10b5-1 Trading Plan Guidelines established by the Company, (ii) the Trading Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy, the Rule 10b5-1 Trading Plan Guidelines established by the Company, and the securities laws and (iii) the Trading Plan allows for the cancellation of a transaction and/or suspension of such Trading Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144) or (b) would create material adverse consequences for the Company. The Company must be notified of the establishment of any such Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan. D. Pre-Clearance and Advance Notice of Transactions. In addition to the requirements of paragraph B above, officers and directors may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, gift or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s Chief Compliance Officer or her or his designee (each, a “Clearing Officer”) at least two business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Officer (as identified in the Company’s Section 16 Compliance Program) to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within ten business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. Advance notice of an intent to exercise an outstanding stock option shall be given to a Clearing Officer. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan under Section III.C.2 above shall also be given to a Clearing Officer. Upon completion of any transaction, the officer or director or other member of management must immediately notify the Compliance Officer and any other individuals identified in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations. E. Prohibition of Speculative or Short-term Trading. No employee, director or consultant may engage in short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to the Company’s stock at any time. F. Pledging. Employees, directors and consultants may not pledge their shares of the Company’s stock as collateral for a loan. Executive officers of the Company may pledge a portion of their shares of the Company’s stock in certain limited circumstances, with advance approval from the Clearing Officer, the Audit Committee of the Board of Directors and the Board of Directors in accordance with the Company’s Pledging Policy. G. Short-Swing Trading/Control Stock/Section 16 Reports. Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and

5. described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144. H. Prohibition of Trading During Pension Fund Blackouts. In accordance with Regulation BTR under the Exchange Act, no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order; etc. The Company shall timely notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR. IV. DURATION OF POLICY’S APPLICABILITY This policy continues to apply to your transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company even after your service relationship with the Company has terminated. If you are in possession of inside information when your relationship with the Company or a subsidiary of the Company concludes, you may not trade in the Company’s stock or the stock of such other company until the information has been publicly disseminated or is no longer material. V. PENALTIES Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee, director or consultant who has questions about this policy should contact his or her own attorney or the Clearing Officer of the Company. * * * *

INSTIL BIO, INC. INSIDER TRADING AND WINDOW PERIOD POLICY CERTIFICATION To: Instil Bio, Inc. I, ________________________, have received and read a copy of the Instil Bio, Inc. Insider Trading and Window Period Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with Instil Bio, Inc. (or a subsidiary thereof). I understand that this policy constitutes a material term of my employment or other service relationship with Instil Bio, Inc. (or a subsidiary thereof) and that my failure to comply in all respects with the policy is a basis for termination for cause. (Signature) (Name) (Date)